Exhibit 10.1

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”), made this 26th day of March, 2019 is entered into by Xeris Therapeutics, Inc. a Delaware corporation located at 180 N. LaSalle Street, Suite 1600, Chicago, Illinois 60601 (the “Company”), and Jonathan Rigby (the “Consultant”). The agreement shall be effective as of May 8, 2019 (the “Effective Date”).
INTRODUCTION
The Company wishes to engage Consultant to provide advisory services and the Consultant and Company desire to establish the terms and conditions under which the Consultant will provide services to the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.Services. The Company hereby engages Consultant to provide to the Company, and Consultant agrees to provide to the Company under the terms and conditions of this Agreement, the services described on Exhibit A attached hereto and incorporated herein by reference and such other services for which the parties may mutually agree from time to time (hereinafter, the “Services”). Consultant agrees to make himself available to render the Services at such times and locations as may be mutually agreed, from time to time, as requested by the Company.

2.Term. The term of this Agreement shall commence on the Effective Date and shall continue until May 8th, 2020 (the “Consultation Period”).

3.Compensation.

3.1 Cash Compensation. The Company shall pay the Consultant at a rate of $4,000 per month during the Consultation Period. The Company shall pay the Consultant within thirty (30) days after each monthly period.

3.2 Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $1,000 without the prior written approval of the Company.

3.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

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4.Termination. This Agreement may be terminated at any time in the following manner: (a) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (b) at any time upon the mutual written consent of the parties hereto. In the event of termination, the Consultant shall be entitled to payment for services performed and (subject to the limitation in Section 3.2) for expenses paid or incurred prior to the effective date of termination that have not been previously paid. Such payment shall constitute full settlement of any and all claims of the Consultant of every description against the Company. Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Section 6, or 8.

5.Cooperation. The Consultant shall use his/her best efforts in the performance of his/her obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his/her obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.Independent Contractor Status.

6.1    The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

6.2    The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide all equipment and supplies required to perform the services. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

6.3    In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

6.4    The Consultant shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company.

6.5    The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

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7.Remedies. The Consultant acknowledges that any breach of the provisions of Section 6 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

8.Indemnification. The Consultant agrees to take all necessary precautions to prevent injury to any persons (including employees of the Company) or damage to property (including the Company’s property) during the term of this Agreement. The Consultant shall be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Consultant’s failure to pay the taxes, penalties, and payments referenced in Section 6 of this Agreement.

9.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

10.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

13.Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of his/her rights or delegate any of his/her duties without the express written consent of the Company. The Company shall have the right to assign this Agreement. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

15.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

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16.Survival. Sections 4 through 18 shall survive the expiration or termination of this Agreement

17.Insider Trading Compliance; Code of Conduct. During the Consultation Period, Consultant shall continue to be subject to the Statement of Company Policy on Insider Trading and Disclosure, the Company’s Special Trading Procedures for Insiders and the Company’s Code of Business Conduct and Ethics.

18.Miscellaneous.

18.1    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3    In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.
XERIS THERAPEUTICS, INC.
By: _____________________________________
Name:
Title:
CONSULTANT
_________________________________________________
Name: Jonathan Rigby

Signature Page to Consulting Agreement

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SCHEDULE A
Description of Services
EXHIBIT A
DESCRIPTION OF ACTIVITIES INCLUDED WITHIN THE SERVICES:
The Consultant will work with the Company up to 10 hours per month on such projects as are reasonably requested by the Company including with respect to general advice on pumps and diabetes.

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